Exhibit 99.1

PRESS RELEASE	Franklin Street Properties Corp.
401 Edgewater Place • Suite 200 • Wakefield, Massachusetts 01880 • (781) 557-1300 • www.franklinstreetproperties.com
Contact: Georgia Touma (877) 686-9496	For Immediate Release

For Immediate Release

Franklin Street Properties Corp. Elects

Two Independent Directors to Board of Directors

WAKEFIELD, MA – October 26, 2015 – Franklin Street Properties Corp. (the “Company”, “FSP”, “its”, “our” or “we”) (NYSE MKT: FSP), a real estate investment trust (REIT), today announced the election of Kathryn P. O’Neil and Kenneth Hoxsie to the Company’s Board of Directors (the “Board”), effective as of January 1, 2016, to fill vacancies created on the Board as a result of the retirement of Barbara J. Fournier and Barry Silverstein on May 14, 2015. Ms. O’Neil and Mr. Hoxsie were elected to serve as Class II directors with terms expiring at the Company’s 2018 annual meeting of stockholders. The Board has determined that each of Ms. O’Neil and Mr. Hoxsie is an “independent director” as defined under the rules of the NYSE MKT. In addition, the Board appointed Ms. O’Neil to serve as a member of the Compensation Committee and the Nominating and Corporate Governance Committee and Mr. Hoxsie to serve as a member of the Audit Committee and the Nominating and Corporate Governance Committee. With the additions of Ms. O’Neil and Mr. Hoxsie to the Board effective as of January 1, 2016, the Board will be comprised of eight directors, six of whom will be independent.

George J. Carter, Chairman of the Board and Chief Executive Officer, commented as follows: “We are delighted to welcome both Kate and Ken to the FSP Board of Directors. Kate has extensive investor relations and private equity experience, as well as broad business operating experience and service on other boards. Ken has extensive experience in real estate capital markets transactions, securities regulation and advising public companies, including FSP since its founding. We know that the breadth of their experiences will make them valuable contributors to our board.”

About Kathryn P. O’Neil

Ms. O’Neil was a Director at Bain Capital in the Investor Relations area where she focused on Private Equity and had oversight of the Investment Advisory Community from 2011 until her retirement in 2014. From 1999 to 2007, Ms. O’Neil was a Partner at FLAG Capital Management LLC, a manager of fund-of-funds investment vehicles in Private Equity, Venture Capital, Real Estate and Natural Resources. Previously, Ms. O’Neil was an Investment Consultant at Cambridge Associates where she specialized in Alternative Assets. Ms. O’Neil is a Trustee Emeritus of Colby College and currently serves on the board of directors of Horizon’s for Homeless Children, the Advisory Council and Investment Committee for the Trustees of Reservations, the Investment Committee of The Governor’s Academy, the Board of Visitors of McLean Hospital, and the Board of Overseers of the Peabody Essex Museum. Ms. O’Neil is a former member of the boards of Beverly Bootstraps and the Essex County Club as well as the Board of Overseers of the Boston Museum of Science. Ms. O’Neil holds a BA (Summa Cum Laude) and MA (Honorary) from Colby College where she was elected to Phi Beta Kappa. Ms. O’Neil received her MBA from The Harvard Graduate School of Business Administration.

About Kenneth Hoxsie

Mr. Hoxsie is a Partner at the international law firm of Wilmer Cutler Pickering Hale and Dorr LLP (“WilmerHale”), from which he will retire on December 31, 2015. He joined Hale and Dorr (the predecessor of WilmerHale) in 1981, subsequently worked at Copley Real Estate Advisors, an institutional real estate investment advisory firm, and rejoined Hale and Dorr in 1994. Mr. Hoxsie has over 30 years’ experience in real estate capital markets transactions, fund formation, public company counselling and mergers and acquisitions and has advised the Company since its formation in 1997. Mr. Hoxsie earned his JD (Cum Laude) from the Harvard Law School, his MA from Harvard University and his BA (Summa Cum Laude) from Amherst College, where he was elected to Phi Beta Kappa.

This press release, along with other news about FSP, is available on the Internet at www.franklinstreetproperties.com. We routinely post information that may be important to investors in the Investor Relations section of our website. We encourage investors to consult that section of our website regularly for important information about us and, if they are interested in automatically receiving news and information as soon as it is posted, to sign up for E-mail Alerts.

About Franklin Street Properties Corp.

Franklin Street Properties Corp., based in Wakefield, Massachusetts, is focused on investing in institutional-quality office properties in the U.S. FSP’s strategy is to invest in select urban infill and central business district (CBD) properties, with primary emphasis on our top five markets of Atlanta, Dallas, Denver, Houston, and Minneapolis. FSP seeks value-oriented investments with an eye towards long-term growth and appreciation, as well as current income. FSP is a Maryland corporation that operates in a manner intended to qualify as a real estate investment trust (REIT) for federal income tax purposes. To learn more about FSP please visit our website at www.franklinstreetproperties.com.

Forward-Looking Statements

Statements made in this press release that state FSP’s or management’s intentions, beliefs, expectations, or predictions for the future may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. This press release may also contain forward-looking statements based on current judgments and current knowledge of management, which are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Accordingly, readers are cautioned not to place undue reliance on forward-looking statements. Investors are cautioned that our forward-looking statements involve risks and uncertainty, including without limitation, economic conditions in the United States, disruptions in the debt markets, economic conditions in the markets in which we own properties, risks of a lessening of demand for the types of real estate owned by us, changes in government regulations and regulatory uncertainty, uncertainty about governmental fiscal policy, geopolitical events and expenditures that cannot be anticipated such as utility rate and usage increases, unanticipated repairs, additional staffing, insurance increases and real estate tax valuation reassessments. See the “Risk Factors” set forth in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2014, as the same may be updated from time to time in subsequent filings with the United States Securities and Exchange Commission. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We will not update any of the forward-looking statements after the date of this press release to conform them to actual results or to changes in our expectations that occur after such date, other than as required by law.

For Franklin Street Properties Corp.
Georgia Touma, 877-686-9496

Source: Franklin Street Properties Corp.